Exhibit 107

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee (3)
Newly Registered Securities
	Equity	Units consisting of:
Fees to be Paid	Equity	Common Shares, no par value per share	(1)	$6,900,000	..0000927	$639.63
	Other	Warrants to Purchase Common Shares
Fees to be Paid	Equity	Ordinary Shares issuable upon exercise of warrants	(1)	$6,900,000	..0000927	$639.63
	Other	Representative’s warrants
Fees to be Paid	Equity	Ordinary Shares issuable upon exercise of Representative’s warrants (5)	(1)	$431,250	.0000927	$39.98
	Total Offering Amounts		$14,231,250			$1,319.24
	Total Fees Previously Paid
	Net Fee Due					$1,319.24

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Includes Common Shares granted pursuant to the underwriters’ option to purchase additional Common Shares and/or Warrants.

(3)	In accordance with Rule 457(g) under the Securities Act, because the Ordinary Shares of the registrant underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. The warrants are exercisable at a per share exercise price equal to 125% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the Representative’s warrants is equal to 125% of $345,000 (which is equal to 5% of $6,900,000).

(5)	No separate fee is required pursuant to Rule 457(i) of the Securities Act.